Filed Pursuant to Rule 424(b)(3)
File Number 333-212396

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement No. 2 dated October 5, 2016

to Prospectus declared effective on August 12, 2016

(Registration No. 333-212396)

FOTV Media Networks Inc.

This Prospectus Supplement No. 2 supplements our Prospectus declared effective August 12, 2016 with respect to our initial public offering of shares of our common stock. We have not completed this offering as of the date of this Prospectus Supplement. You should read this Prospectus Supplement No. 2, together with the Prospectus and Prospectus Supplement No. 1 dated October 4, 2016, which included our quarterly report on Form 10-Q for the period ended June 30, 2016.

We and the underwriters have extended the offering period to provide additional time to facilitate ongoing discussions with interested potential investors and allow those investors desired time to consider their participation in this offering from October 11, 2016 until the earlier to occur of Friday, November 11, 2016, or such date that we receive the maximum offering amount of $30,000,000. If the minimum offering amount of $20,000,000 is not deposited in the escrow account by November 11, 2016, amounts deposited in the escrow account will be promptly returned to subscribers without interest or offset. No other changes are being made to the terms of this offering.

Each investor who has already deposited funds into the escrow account for this offering is required to reconfirm its investment decision by completing and signing the Acknowledgment at the end of this Supplement, and returning it to Monarch Bay Securities, LLC or Network 1 Financial Securities, Inc., the underwriters in this offering. An investor who affirmatively elects not to continue its investment or who takes no action will have its funds returned promptly. Each investor who has not already made an investment in this offering, and wishes to do so, must complete the full set of subscription materials.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 5, 2016

To Recipients of this Supplement Who Have Already Placed Funds in Escrow

         Each recipient of this Supplement who has already subscribed for shares of common stock in this offering must sign the Acknowledgment below and indicate its choice to: (i) confirm its subscription and agree to the revised terms of its investment, (ii) modify its subscription amount for shares of common stock in this offering and agree to the revised terms of its investment or (iii) no longer participate in this offering. All completed subscription materials, including this Acknowledgment if applicable, must be completed, signed and returned to the underwriters.

         IF YOU DO NOT RESPOND, YOU WILL BE DEEMED TO HAVE ELECTED TO NO LONGER PARTICIPATE IN THIS OFFERING AND YOU WILL RECEIVE A CASH REFUND OF YOUR ORIGINAL SUBSCRIPTION AMOUNT WITH RESPECT TO THE SHARES.

ACKNOWLEDGMENT

         The undersigned investor has reviewed this Prospectus Supplement No. 2 dated October 5, 2016, and by initialing in the space provided below elects to:

         Reaffirm its subscription for shares of common stock pursuant to the Subscription Agreement executed by the undersigned and agrees to the revised terms of its investment.

         Modify its subscription amount for shares of common stock pursuant to the Subscription Agreement executed by the undersigned and agrees to the revised terms of its investment.

Number of Shares Subscribed for:              shares; Total Purchase Price: $                    .

         No longer participate in this offering. Please return my subscription funds as promptly as possible.

FOR INDIVIDUAL SUBSCRIBERS	FOR CORPORATE, PARTNERSHIP, LLC OR TRUST SUBSCRIBERS

(A)
Name of Subscriber [Please Print]	Name of Subscriber [Please Print]

Signature	Authorized Signatory

(B)
Name of Subscriber [Please Print]	Name and Title of Authorized Signatory
[Please Print]

Signature

Date and Place of Execution:

Date:	Place:

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